Exhibit 99.1

MaxCyte Announces Departure of CFO and Appointment of Ron Holtz as Interim CFO, Announces Preliminary First Quarter 2022 Revenue

GAITHERSBURG, MD, April 12, 2022 — MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT), a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization, today announced that Amanda Murphy has resigned from her position as Chief Financial Officer, effective as of April 15, 2022, to pursue other interests. Ron Holtz, current Senior Vice President and Chief Accounting Officer, has been named Interim Chief Financial Officer effective upon Ms. Murphy’s departure.

Following her departure, Ms. Murphy intends to provide consulting services to MaxCyte as requested to facilitate a smooth transition of responsibilities. Additionally, Sean Menarguez has been promoted to Director, Investor Relations.

MaxCyte also announced that its revenue for the first quarter of 2022 is expected to be at least $11.0 million, compared to $6.5 million in the first quarter of 2021. Core business revenue is expected to be at least $9.0 million, compared to $6.5 million in the prior year period, and SPL Program-related revenue is expected to be $2.0 million, compared to $0.0 in the prior year period. These results are preliminary, however, and remain subject to the completion of MaxCyte’s normal quarterly review procedures. As a result, these preliminary results may be different from the actual results that will be reflected in MaxCyte’s consolidated financial statements for the quarter ended March 31, 2022, which are expected to be released in May.

“On behalf of our entire team, I would like to thank Amanda for her contributions to MaxCyte, helping guide us through our initial public offering on Nasdaq in early August of last year and seeing us through our continued strong growth. We wish her well in her future endeavors,” said Doug Doerfler, President and CEO of MaxCyte. “I am pleased to announce the appointment of Ron as our CFO on an interim basis; previously, Ron served as MaxCyte’s CFO from 2005 to 2020 and has remained an integral part of our management team while serving as Chief Accounting Officer. Additionally, I am delighted with our operational and financial performance in the first quarter, and proud of our continued successful support for the clinical progress of our partners.”

“It has been an honor to serve as CFO of MaxCyte and participate in the company’s growth, strategy development and successful IPO on the Nasdaq exchange,” said Amanda Murphy. “I remain committed to ensuring a smooth transition and look forward to working with Ron and the finance team over the coming months.”

The Company has engaged executive search firm Korn Ferry to lead a search for a new Chief Financial Officer.

About MaxCyte

MaxCyte is a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization. Over the past 20 years, we have developed and commercialized our proprietary Flow Electroporation® platform, which facilitates complex engineering of a wide variety of cells. Our ExPERT™ platform, which is based on our Flow Electroporation technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™ GTx™ and VLx™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our management transition and our expected revenue for the quarter ended March 31, 2022. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the timing of our customers' ongoing and planned clinical trials and general market and economic conditions. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 22, 2022, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available under the "SEC filings" page of the Investors section of our website at http://investors.maxcyte.com.

Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser Gilmartin Group David Deuchler, CFA	+1 415-937-5400 ir@maxcyte.com
Nominated Adviser and Joint Corporate Broker Panmure Gordon Emma Earl / Freddy Crossley Corporate Broking Rupert Dearden	+44 (0)20 7886 2500

UK IR Adviser Consilium Strategic Communications Mary-Jane Elliott Chris Welsh	+44 (0)203 709 5700 maxcyte@consilium-comms.com